EXHIBIT 10.1
                       EXTENSION OF PROMISSORY NOTE

$14,835.00                                          Santa Ana, California
                                                        September 1, 2002

     THE UNDERSIGNED promises to pay to the order of Mezzanine Capital Ltd. at 170 Newport Center Drive, Suite 220, Newport Beach, CA 92660, or at such other place as the holder hereof may designate in writing, the sum of fourteen thousand eight hundred thirty-five dollars ($14,835.00), with interest thereon at the rate of 10% per annum from the date of the original promissory note, September 1, 2000. Principal and interest shall be due and payable upon demand. This note shall replace the promissory note for these funds originally due on September 1, 2002.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

                                   Alnilam Corporation

                                   By: /s/ Jason Daggett
                                       Jason Daggett, President